Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2016 Second Quarter Results:
Same-store revenue growth of 7.6%, NOI growth of 9.4%,
FFO as adjusted per share growth of 25.3% and earnings per share growth of 40.4%.
SALT LAKE CITY, July 27, 2016 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States, announced operating results for the three and six months ended June 30, 2016.
Highlights for the three months ended June 30, 2016:

•
Achieved funds from operations attributable to common stockholders (“FFO”) of $0.91 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $0.94 per diluted share, representing a 25.3% increase compared to the same period in 2015.

•	Achieved net income attributable to common stockholders of $0.66 per diluted share, representing a 40.4% increase compared to the same period in 2015.

•	Increased same-store revenue by 7.6% and same-store net operating income (“NOI”) by 9.4% compared to the same period in 2015.

•	Reached same-store occupancy of 94.4% as of June 30, 2016, compared to 94.4% as of June 30, 2015.

•	Acquired 20 wholly-owned operating stores and two stores at completion of construction for a total purchase price of approximately $244.3 million.

•	Acquired two stores at completion of construction with joint venture partners for a total purchase price of approximately $60.0 million.

•	Paid a quarterly dividend of $0.78 per share, a 32.2% increase over the dividend paid in the same period in 2015.

Highlights for the six months ended June 30, 2016:

•
Achieved FFO of $1.70 per diluted share. Excluding costs associated with acquisitions, non-cash interest and the loss related to settlement of legal action, FFO as adjusted was $1.79 per diluted share, representing a 24.3% increase compared to the same period in 2015.

•	Achieved net income attributable to common stockholders of $1.32 per diluted share, representing a 43.5% increase compared to the same period in 2015.

•	Increased same-store revenue by 8.3% and same-store NOI by 10.8% compared to the same period in 2015.

•	Acquired 41 wholly-owned operating stores and four stores at completion of construction for a total purchase price of approximately $469.5 million.

•	Acquired four stores at completion of construction with joint venture partners for a total purchase price of approximately $94.5 million.
Spencer F. Kirk, CEO of Extra Space Storage Inc., commented: “We had another exceptional quarter, growing FFO over 25%. FFO was driven by solid property performance, our growing third-party management platform, accretive acquisitions and mutually beneficial joint ventures. This resulted in an increase in our second quarter dividend of over 32%. The acquisitions landscape is competitive, but we have closed over $500 million in acquisitions, primarily through our managed and joint venture pipelines."

FFO Per Share:
The following table outlines the Company’s FFO and FFO as adjusted for the three and six months ended June 30, 2016 and 2015. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited)1:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2016		2015		2016		2015
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$83,044	$0.66	$55,339	$0.47	$165,636	$1.32	$109,081	$0.92
Impact of the difference in weighted average number of shares – diluted [2]		(0.04)		(0.03)		(0.08)		(0.05)
Adjustments:
Real estate depreciation	37,388	0.28	27,311	0.22	73,824	0.56	53,429	0.43
Amortization of intangibles	4,836	0.04	2,444	0.02	9,572	0.07	5,241	0.04
(Gain) Loss on real estate transactions and earnout from prior acquisitions	(11,358)	(0.08)	(400)	—	(9,814)	(0.07)	(400)	—
Unconsolidated joint venture real estate depreciation and amortization	1,239	0.01	1,058	0.01	2,254	0.02	2,115	0.02
Unconsolidated joint venture gain on sale of properties and purchase of partners' interests	—	—	—	—	(26,923)	(0.20)	(2,857)	(0.02)
Distributions paid on Series A Preferred Operating Partnership units	(1,271)	(0.01)	(1,271)	—	(2,542)	(0.02)	(2,545)	(0.02)
Income allocated to Operating Partnership noncontrolling interests	6,996	0.05	5,608	0.03	13,812	0.10	10,501	0.08
FFO attributable to common stockholders	120,874	0.91	90,089	0.72	225,819	1.7	174,565	1.40

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,240	0.01	696	—	2,473	0.02	1,393	0.01
Non-cash interest benefit related to out of market debt	(342)	—	(935)	(0.01)	(696)	(0.01)	(1,683)	(0.01)
Loss related to settlement of legal action	—	—	—	—	4,000	0.03	—	—
Acquisition related costs and other [3]	3,138	0.02	4,554	0.04	7,191	0.05	5,423	0.04
FFO as adjusted attributable to common stockholders	$124,910	$0.94	$94,404	$0.75	$238,787	$1.79	$179,698	$1.44

Weighted average number of shares – diluted[4]	133,418,353		125,998,122		133,185,812		125,028,998

(1)	Per share amounts may not recalculate due to rounding.

(2)
Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (4).

(3)	Acquisition related costs and other includes costs related to acquisitions and a write-down of a note receivable of $800.

(4)
Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three and six months ended June 30, 2016 and 2015 (amounts shown in thousands, except store count data—unaudited):

	For the Three Months Ended June 30,		Percent	For the Six Months Ended June 30,		Percent
	2016	2015	Change	2016	2015	Change
Same-store rental and tenant reinsurance revenues	$176,641	$164,190	7.6%	$347,112	$320,423	8.3%
Same-store operating and tenant reinsurance expenses	47,904	46,475	3.1%	96,481	94,149	2.5%
Same-store net operating income	$128,737	$117,715	9.4%	$250,631	$226,274	10.8%

Non same-store rental and tenant reinsurance revenues	$56,804	$14,174	300.8%	$106,376	$23,345	355.7%
Non same-store operating and tenant reinsurance expenses	$18,467	$5,017	268.1%	$35,313	$7,515	369.9%

Total rental and tenant reinsurance revenues	$233,445	$178,364	30.9%	$453,488	$343,768	31.9%
Total operating and tenant reinsurance expenses	$66,371	$51,492	28.9%	$131,794	$101,664	29.6%

Same-store square foot occupancy as of quarter end	94.4%	94.4%		94.4%	94.4%

Properties included in same-store	564	564		564	564

Same-store revenues for the three and six months ended June 30, 2016 increased due to higher rental rates for both new and existing customers. Expenses were higher for the three months ended June 30, 2016 due to increases in repairs and maintenance, property taxes and insurance expense. For the six months ended June 30, 2016, expenses were higher due to increases in tenant reinsurance expense, property taxes and insurance expense. Increases in expenses were partially offset by decreases in utility expenses in both periods, and by repairs and maintenance expense for the six months ended June 30, 2016.
Major markets with revenue growth above the Company’s portfolio average for the three months ended June 30, 2016 included Atlanta, Los Angeles, San Francisco and Tampa/St. Petersburg. Major markets performing below the Company’s portfolio average included Chicago, Denver, Memphis and Washington D.C./Baltimore.

Acquisition, Disposition and Third-Party Management Activity:
The following table outlines the Company’s acquisitions and stores under contract (dollars in thousands – unaudited):

	Closed During the Six Months Ended June 30, 2016		Closed Subsequent to June 30, 2016		Under Contract to Close in 2016		Total 2016 Acquisitions Closed or Under Contract		Total Acquisitions Under Contract to Close in 2017-18
	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores[1]	41	$423,971	1	$31,000	3	$27,250	45	$482,221	—	$—
Stores Purchased Upon Completion[2]	4	45,550	—	—	3	19,550	7	65,100	9	112,948
Wholly Owned Total	45	469,521	1	31,000	6	46,800	52	547,321	9	112,948

JV Stores Purchased Upon Completion[2]	4	94,470	1	3,672	9	150,200	14	248,342	11	256,075
Total	49	$563,991	2	$34,672	15	$197,000	66	$795,663	20	$369,023

(1) Includes the buyout of a joint venture partner’s interest in six stores on February 2, 2016 at the value of the JV partner’s interest (55% of total property value).
(2) The locations of stores purchased upon completion and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website.
The projected operating and other store acquisitions under contract described above are subject to customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

In addition to the acquisitions reported in the table above, on April 1, 2016 the Company restructured two of its joint ventures to realize the value of promoted interests in the ventures. In both cases, the value of the promoted interest was exchanged for additional ownership in the joint venture. The value of the promote, which was exchanged for increased ownership positions, totaled over $40 million. Additional details related to joint ventures are included in the supplemental financial information published on the Company’s website.
Dispositions:
The Company sold eight stores for a total of $25.7 million during the three months ended June 30, 2016. The Company continues to manage seven of these stores for the third-party owner. Subsequent to the end of the quarter, the Company sold one additional asset for $4.7 million.
Property Management:
As of June 30, 2016, the Company managed 378 stores for third-party owners. With an additional 252 stores owned and operated in joint ventures, the Company had a total of 630 stores under management. The Company continues to be the largest self-storage management company in the United States.
Balance Sheet:
During the three months ended June 30, 2016, the Company entered into new “at the market” (“ATM”) equity distribution agreements in connection with filing a new shelf registration statement on Form S-3. The new equity distribution agreements reset the balance available for issuance under the Company's ATM program to $400.0 million. The Company did not sell any common stock under its ATM program during the quarter, and it had $400.0 million available under its equity distribution agreements as of June 30, 2016.
As of June 30, 2016, the Company’s percentage of fixed-rate debt to total debt was 78.0%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.3% and 2.2%, respectively. The combined weighted average interest rate was 3.1% with a weighted average maturity of approximately 4.9 years.
Dividends:
On June 30, 2016, the Company paid a second quarter common stock dividend of $0.78 per share to stockholders of record at the close of business on June 15, 2016, a 32.2% increase over the dividend paid for the first quarter of 2016.

Outlook:
The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2016:

	Ranges for 2016 Annual Assumptions		Notes
	Low	High
Funds from operations attributable to common stockholders	$3.59	$3.66
Funds from operations as adjusted attributable to common stockholders	$3.71	$3.78

Same-store property revenue growth	7.00%	7.75%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Same-store property expense growth	2.75%	3.50%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Same-store property NOI growth	8.25%	9.50%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Weighted average one-month LIBOR	0.50%	0.50%

Net tenant reinsurance income	$71,000,000	$72,000,000
General and administrative expenses	$79,500,000	$80,500,000	Includes non-cash compensation expense of $8.0 million, and a potential one-time legal settlement of $4.0 million.
Average monthly cash balance	$40,000,000	$40,000,000
Equity in earnings of real estate ventures	$12,500,000	$13,000,000
Acquisition of operating stores	$530,000,000	$530,000,000	Wholly-owned
Acquisition of other stores upon completion of development	$70,000,000	$70,000,000	Wholly-owned
Acquisition of other stores upon completion of development	$250,000,000	$250,000,000	Joint venture
Interest expense	$129,000,000	$130,000,000
Non-cash interest expense related to exchangeable senior notes	$5,000,000	$5,000,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$1,000,000	$1,000,000	Excluded from FFO as adjusted
Taxes associated with the Company's taxable REIT subsidiary	$15,000,000	$16,000,000
Acquisition related costs and other	$8,000,000	$8,000,000	Excluded from FFO as adjusted
Weighted average share count	133,750,000	133,750,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financials & Stock Info,” then on “Quarterly Earnings” in the navigation menu. This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.
Conference Call:
The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, July 28, 2016, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; conference passcode: 42274939. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on July 28, 2016, until 11:59 p.m. Eastern Time on August 2, 2016. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference passcode: 42274939.
Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	the failure to effectively manage our growth and expansion into new markets or to successfully operate acquired stores and operations;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for U.S. federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.
All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents FFO as adjusted which excludes revenues and expenses not core to our operations, acquisition related costs and non-cash interest. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations, the costs related to acquiring stores and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.
Definition of Same-Store:
The Company’s same-store pool for the periods presented consists of 564 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. Same-store results provide information relating to store operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT. As of June 30, 2016, the Company owned and/or operated 1,412 self-storage stores in 37 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 945,000 units and approximately 106 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
###
For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets:
Real estate assets, net	$6,164,787	$5,689,309
Investments in unconsolidated real estate ventures	99,576	103,007
Cash and cash equivalents	41,058	75,799
Restricted cash	15,232	30,738
Receivables from related parties and affiliated real estate joint ventures	485	2,205
Other assets, net	138,106	170,349
Total assets	$6,459,244	$6,071,407
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$2,986,312	$2,758,567
Exchangeable senior notes, net	605,709	623,863
Notes payable to trusts, net	117,225	117,191
Lines of credit	88,000	36,000
Accounts payable and accrued expenses	91,188	82,693
Other liabilities	127,593	80,489
Total liabilities	4,016,027	3,698,803
Commitments and contingencies
Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 125,238,660 and 124,119,531 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,252	1,241
Additional paid-in capital	2,510,744	2,431,754
Accumulated other comprehensive loss	(53,845)	(6,352)
Accumulated deficit	(343,444)	(337,566)
Total Extra Space Storage Inc. stockholders' equity	2,114,707	2,089,077
Noncontrolling interest represented by Preferred Operating Partnership units, net of $120,230 notes receivable	135,167	80,531
Noncontrolling interests in Operating Partnership	193,182	202,834
Other noncontrolling interests	161	162
Total noncontrolling interests and equity	2,443,217	2,372,604
Total liabilities, noncontrolling interests and equity	$6,459,244	$6,071,407

Consolidated Statement of Operations for the three and six months ended June 30, 2016 and 2015 (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Property rental	$211,791	$161,024	$411,279	$309,918
Tenant reinsurance	21,654	17,340	42,209	33,850
Management fees and other income	10,828	7,496	20,188	15,246
Total revenues	244,273	185,860	473,676	359,014
Expenses:
Property operations	62,430	48,209	123,542	95,453
Tenant reinsurance	3,941	3,283	8,252	6,211
Acquisition related costs and other	3,138	4,554	7,191	5,423
General and administrative	20,512	16,655	43,914	32,904
Depreciation and amortization	43,950	31,552	86,847	61,980
Total expenses	133,971	104,253	269,746	201,971
Income from operations	110,302	81,607	203,930	157,043
Gain on real estate transactions and earnout from prior acquisition	11,358	400	9,814	400
Interest expense	(32,802)	(22,811)	(64,161)	(44,242)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,240)	(696)	(2,473)	(1,393)
Interest income	1,625	428	3,339	1,284
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212	2,425	2,425
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	90,455	60,140	152,874	115,517
Equity in earnings of unconsolidated real estate ventures	3,358	3,001	6,188	5,651
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners' interests	—	—	26,923	2,857
Income tax expense	(3,773)	(2,185)	(6,538)	(4,433)
Net income	90,040	60,956	179,447	119,592
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,434)	(3,007)	(6,614)	(5,933)
Net income allocated to Operating Partnership and other noncontrolling interests	(3,562)	(2,610)	(7,197)	(4,578)
Net income attributable to common stockholders	$83,044	$55,339	$165,636	$109,081
Earnings per common share
Basic	$0.66	$0.47	$1.33	$0.93
Diluted	$0.66	$0.47	$1.32	$0.92
Weighted average number of shares
Basic	124,914,467	116,861,678	124,678,293	116,491,710
Diluted	132,025,915	124,475,890	132,152,519	123,477,241
Cash dividends paid per common share	$0.78	$0.59	$1.37	$1.06

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending September 30, 2016 and Year Ending December 31, 2016 — Unaudited

	For the Three Months Ending September 30, 2016		For the Year Ending December 31, 2016
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.58	$0.60	$2.36	$2.43
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.05	0.05	0.21	0.21
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.04)	(0.04)
Net income attributable to common stockholders for diluted computations	0.62	0.64	2.53	2.60

Adjustments:
Real estate depreciation	0.30	0.30	1.17	1.17
Amortization of intangibles	0.03	0.03	0.13	0.13
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04
Unconsolidated joint venture gain on sale of real estate and purchase of partners' interests	—	—	(0.29)	(0.29)
Loss on earnout from prior acquisition	—	—	0.01	0.01
Funds from operations attributable to common stockholders	0.96	0.98	3.59	3.66

Adjustments:
Non-cash interest related to out of market debt	—	—	(0.01)	(0.01)
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.04	0.04
Acquisition related costs and other	0.01	0.01	0.06	0.06
Loss related to settlement of legal action	—	—	0.03	0.03
Funds from operations as adjusted attributable to common stockholders	$0.98	$1.00	$3.71	$3.78